Exhibit 99.1

Tigo Energy, Inc. to List on NASDAQ Through Business Combination with Roth CH Acquisition IV Co.

Tigo hardware and software solutions increase solar production, decrease operating costs, and enhance safety of residential, commercial, and utility-scale solar systems.

CAMPBELL, CALIF. & NEWPORT BEACH, CALIF., December 6, 2022 – Tigo Energy, Inc. (“Tigo”), a leading provider of intelligent solar and energy storage solutions, and Roth CH Acquisition IV Co. (NASDAQ: ROCG) (“Roth CH IV” or “ROCG”), a publicly-traded special purpose acquisition company with $117 million held in trust, today announced the signing of a definitive agreement for a business combination that is expected to result in Tigo becoming a public company. Upon closing of the transaction, subject to approval by ROCG’s stockholders and other customary requirements, the combined company will be named “Tigo Energy, Inc.” (the “Company”) and is expected to list on NASDAQ under the ticker symbol “TYGO.” Current Tigo CEO and Chairman, Zvi Alon, will continue to lead the Company along with the current management team, and existing Tigo stockholders will roll 100% of their equity into the Company. The transaction is expected to close in the second quarter of 2023.

Tigo has served the solar energy industry with advanced power electronics since 2007; to date, it has secured a portfolio of 115 patents and shipped more than 10 million MLPE (Module Level Power Electronics) devices worldwide. With installations in over a hundred countries on all seven continents, Tigo systems generate more than 1 GWh of solar production daily. The Company’s products power everything from single-digit kilowatt residential systems to commercial, industrial, and utility systems, scaling to hundreds of megawatts on rooftop, ground-mounted, and floating applications.

For the commercial, industrial, and utility solar market segments, Tigo combines its Flex MLPE and solar optimizer technology with its cloud-based Energy Intelligence platform for advanced energy monitoring and control. Tigo MLPE products maximize performance, enable real-time energy monitoring, provide code-required rapid shutdown at the module level, and are UL-certified globally, and UL-system certified with hundreds of inverters from more than fifteen manufacturers. This open-platform approach gives Tigo customers significantly more freedom to right-size solar systems with the features and inverters they want.

For the residential solar and solar-plus storage market segments, Tigo develops and manufactures MLPE devices, inverters, battery storage systems, and related energy management hardware under the EI residential brand. The Tigo EI residential product portfolio is designed for ease-of-installation, more efficient system maintenance and management, and increased flexibility for installers. In combination with the Tigo EI mobile app and a browser-based program, the Tigo EI platform provides system diagnosis, over-the-air software upgrades, and energy production monitoring which serves both homeowners and installers.

Tigo Investment Highlights

●	Substantial long-term demand prospects for solar and energy storage solutions across global residential, commercial, and utility markets

●	Differentiated hardware and software products enhance safety, increase energy yield, and lower operating costs of solar systems, allowing for significant ROI to customers

●	Capital-light business model with demonstrated operating leverage

●	Continued strength in bookings growth with strong backlog into 2023

●	Proven leadership team with public company experience

Transaction Overview

Pursuant to the business combination agreement, ROCG will acquire Tigo for a pre-money equity value of $600 million. In connection with the transaction, ROCG will issue 60 million newly issued shares to current stockholders of Tigo (subject to any adjustment for capital raising transactions by Tigo prior to the closing).

Existing Tigo stockholders will not receive any cash proceeds as part of this transaction and will roll 100% of their equity into the Company. Assuming no ROCG stockholders exercise their redemption rights, gross proceeds of approximately $117 million will be released to the Company from the trust account in connection with the transaction.

The boards of directors of Tigo and ROCG have unanimously approved the transaction. The transaction will require the approval of the stockholders of ROCG and is subject to other customary closing conditions. The transaction will also require the approval of the stockholders of Tigo by written consent or at a meeting of the stockholders of Tigo. The transaction is expected to close in the second quarter of 2023.

Upon closing of the transaction, Tigo’s senior management will continue to serve in their current roles. Current Tigo stockholders will retain approximately 82% of the ownership at close of the Company, assuming no ROCG stockholders exercise their redemption rights.

Additional information regarding the proposed combination, including a copy of the business combination agreement and other relevant materials, will be provided by ROCG on a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”).

Advisors

White & Case LLP is acting as legal advisor to Tigo and both DLA Piper LLP and Loeb & Loeb LLP are acting as legal advisors to Roth CH IV.

About Tigo Energy, Inc.

Founded in 2007, Tigo is a worldwide leader in the development and manufacture of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems. Tigo combines its Flex MLPE (Module Level Power Electronics) and solar optimizer technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control. Tigo MLPE products maximize performance, enable real-time energy monitoring, and provide code-required rapid shutdown at the module level. The company also develops and manufactures products such as inverters and battery storage systems for the residential solar-plus-storage market. For more information, please visit https://www.tigoenergy.com/

About Roth CH Acquisition IV Co.

Roth CH Acquisition IV Co. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Roth CH is jointly managed by affiliates of Roth Capital Partners and Craig-Hallum Capital Group. Its initial public offering occurred on August 5, 2021 raising approximately $115 million. For more information, visit https://www.rothch.com/.

Additional Information and Where to Find It

This press release is provided for information purposes only and contains information with respect to a proposed business combination (the “Proposed Business Combination”) among Tigo, Roth CH IV and Roth IV Merger Sub Inc., a wholly-owned subsidiary of Roth CH IV, in connection with the transactions contemplated in the business combination agreement. In connection with the Proposed Business Combination, Roth CH IV intends to file a registration on Form S-4, which will include a proxy statement to be sent to Roth CH IV stockholders and a prospectus for the registration of Roth CH IV securities in connection with the Proposed Business Combination (as amended from time to time, the “Registration Statement”). A full description of the terms of the Proposed Business Combination is expected to be provided in the Registration filed by Roth CH IV with the SEC. Roth CH IV urges investors, stockholders and other interested persons to read, when available, the Registration Statement as well as other documents filed with the SEC because these documents will contain important information about Roth CH IV, Tigo and Proposed Business Combination. If and when the Registration Statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to stockholders of Roth CH IV as of a record date to be established for voting on the Proposed Business Combination. Stockholders and other interested persons will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Roth CH Acquisition IV Co., 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. The preliminary and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov). The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Roth CH IV’s and Tigo’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Roth CH IV’s final prospectus for its initial public offering filed with the SEC on August 6, 2021 under the heading “Risk Factors.” These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Roth CH IV and Tigo believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither Roth CH IV nor Tigo is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

In addition to factors previously disclosed in Roth CH IV’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) expectations regarding Tigo’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Tigo’s ability to invest in growth initiatives and pursue acquisition opportunities; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; (iii) the outcome of any legal proceedings that may be instituted against Roth CH IV or Tigo following announcement of the Proposed Business Combination and the transactions contemplated thereby; (iv) the inability to complete the proposed Merger due to, among other things, the failure to obtain Roth CH IV stockholder approval on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; (v) the risk that the proposed business combination or other business combination may not be completed by Roth CH IV’s business combination deadline and the potential failure to obtain an extension of the business combination deadline (vi) the risk that the announcement and consummation of the proposed Merger disrupts Tigo’s current operations and future plans; (vii) the ability to recognize the anticipated benefits of the proposed Merger; (viii) unexpected costs related to the proposed Merger; (ix) the amount of any redemptions by existing holders of the Roth CH IV Common Stock being greater than expected; (x) limited liquidity and trading of Roth CH IV’s securities; (xi) geopolitical risk and changes in applicable laws or regulations; (xii) the possibility that Roth CH IV and/or Tigo may be adversely affected by other economic, business, and/or competitive factors; (xiii) operational risk; (xiv) risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations; and (xv) the risks that the consummation of the proposed Merger is substantially delayed or does not occur.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Roth CH IV’s and Tigo’s control. While all projections are necessarily speculative, Roth CH IV and Tigo believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Roth CH IV and Tigo, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The foregoing list of factors is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Roth CH IV and is not intended to form the basis of an investment decision in Roth CH IV. Readers should carefully review the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of the Registration Statement and the other reports, which Roth CH IV has filed or will file from time to time with the SEC. There may be additional risks that neither Roth CH IV nor Tigo presently know, or that Roth CH IV and Tigo currently believe are immaterial, that could cause actual results to differ from those contained in forward looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward-looking statements in this press release. All subsequent written and oral forward-looking statements concerning Roth CH IV and Tigo, the Proposed Business Combination or other matters and attributable to Roth CH IV and Tigo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Participants in the Solicitation

ROCG, Tigo and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the Proposed Business Combination described herein under the rules of the SEC. Information about such persons and a description of their interests will be contained in the Registration Statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication does not constitute a proxy statement or solicitation of a proxy, consent, vote or authorization with respect to any securities or in respect of the Proposed Business Combination and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange any securities, nor shall there be any sale, issuance or transfer of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contact Information

Roth CH Acquisition IV Co.

RothCH@roth.com

Tigo Energy, Inc.

marketing@tigoenergy.com